EXHIBIT 99.1

Ohio Legacy Corp. Announces Fourth Quarter and Full Year Results

WOOSTER, Ohio, Feb. 12, 2004 (PRIMEZONE) -- Ohio Legacy Corp. (Nasdaq:OLCB), the parent of Ohio Legacy Bank, N.A., today reported net income for the three months ending December 31, 2003, of $188,000 or $0.08 per share, compared to $71,000, or $0.07 per share, during the fourth quarter of 2002. Net income for the full fiscal year was $609,000, or $0.29 per share, during 2003 compared to a loss of ($51,000) in fiscal 2002. This represents the Company's first full year and sixth consecutive quarter of profitability since its inception in October of 2000. During the year ended December 31, 2003, total assets increased 16.9% to $159.1 million from $136.1 million at December 31, 2002. During the fourth quarter of 2003, net loans increased $9.3 million, or 9.4%, to $108.8 million, capping off a 39% annual increase in net loans from the end of last year.

"The year 2003 proved to be a year of success for Ohio Legacy Corp.," commented L. Dwight Douce, President and Chief Executive Officer of the Company. "In October 2000, we came to our shareholders with a business plan to attain profitability quickly and soundly. Our execution of that plan is evidenced by our ability to have originated and operated three de novo branches in highly competitive, distinct markets at a profit for six out of twelve quarters, in spite of a recession, declining interest rates, Corporate scandals and foreign wars. We did not experience full-year margin compression during 2003, as many in the banking industry did, as our net interest margin and interest rate spread increased 50 and 31 basis points, respectively." Offering observations on the increase in merger activity in the banking industry in early 2004, Mr. Douce continued, "We believe the consolidation of regional and national banks provides additional opportunity for us to win new customers who may be disappointed with the level of customer service they receive from large banks. Specifically, three banks in our markets announced they would be acquired by larger institutions that currently do not have a significant presence in those markets, nor are they locally-owned and operated. Additionally, we expect these transactions to provide opportunities for us to expand in markets that may not be of material concern to the large commercial banks, but which are attractive to us. We look forward to continued growth in assets and net income through our dedication to serving the financial services needs of consumers and small businesses in the communities we serve."

Loans and Asset Quality - At December 31, 2003, the loan portfolio, net of the allowance for loan losses and deferred fees, was $108.8 million, an increase of $30.5 million, or 38.9%, from December 31, 2002. The loan growth resulted primarily from an increase in residential real estate, construction, and commercial real estate loans. While residential real estate loans represented the largest nominal increase in balances during the year, it should be noted that a number of commercial loans are secured by the primary residence of the business owner and those loans typically carry a higher interest rate than traditional retail residential real estate loans. Additionally, residential real estate loans, as a percentage of the entire loan portfolio, declined during the year. We expect construction loans to continue to grow through 2004 as there are a number of construction projects about to commence in our markets.

Asset quality continues to be strong. Net charge-offs during 2003 were $134,000, with $113,000 comprised of residential real estate and consumer loans. Included in net charge-offs is one property that was repossessed in December 2003, resulting in a loss of $54,000 as the property was written down to its estimated fair value. Other real estate owned was $70,000 at December 31, 2003, and nonperforming loans totaled $154,000. The allowance for loan losses increased to $1.1 million at December 31, 2003, but declined as a percentage of loans to 1.02%. At December 31, 2002, the allowance as a percentage of loans was 1.06%.

Securities - In late December 2003, to leverage our strong capital position, we borrowed $10.0 million from the FHLB and purchased $10.0 million in mortgage-backed securities (MBS). We structured the transaction by laddering maturities of advances to coincide with the cash flows from the MBS, with some maturity mismatches. However, we were cautious in our selection of securities to acquire as we were willing to sacrifice net yield on the mismatch in order to reduce the extension risk of the assets in an assumed increasing rate environment. The spread during the first year of the transaction is estimated to be 160 basis points (bp), which should increase net interest income by approximately $150,000 during 2004.

Net Interest Income - Net interest income increased 151.9% to $4.2 million during 2003, primarily as a result of the increase in interest-earning assets during the year. A shift in interest-earning assets from securities to loans helped to offset a lower interest rate environment in 2003 compared to 2002. The loan to deposit ratio increased to 88% in 2003 from 68% at the end of 2002 and loans as a percent of interest-earning assets increased to 72% from 61%. Net interest margin improved to 3.10% in 2003 from 2.60% during 2002, and the interest rate spread improved to 2.75% in 2003 from 2.44% in 2002. During the fourth quarter of 2003, margin and spread were 3.28% and 2.93%, respectively. While margin and spread improved during the year, the yield on assets fell 46 bp to 5.79% for the full year of 2003. The cost of funds fell 77 bp to 3.04% during 2003.

We expect continued improvement in interest margin as our certificate of deposit (CD) portfolio reprices downward in early 2004 as long as short-term rates remain at their historical lows through the first half of next year. During 2001, we offered a CD product with a three-year maturity that allowed customers to contribute additional principal to their account at their original rate, even if rates fell. We discontinued this product in late 2001. At December 31, 2003, this product totaled $27.1 million, or 40% of our CD portfolio, and carried an interest rate of 5.05%. The maturity of this pool should improve net interest margin and spread in early 2004 as current interest rates are offered at approximately 200 bp lower than the average maturing rate. Additionally, we plan to launch a number of new deposit products in 2004 to attract core deposits and reduce our dependence on higher-costing CDs.

Noninterest Income - For the year ended December 31, 2003, noninterest income increased to $469,000 from $261,000 in 2002. Service charges increased 137% during 2003, which was attributable to a higher level of demand deposit balances during the year. Net gains on securities sales were $113,000. Noninterest income (excluding securities gains) to average assets was 0.25% during 2003 compared to 0.23% during 2002.

Noninterest Expense - Total noninterest expense increased to $3.6 million during 2003 as compared to $2.6 million during 2002. The efficiency ratio improved to 79.8% during 2003 compared to 86.6% during 2002 while annualized noninterest expense as a percent of average assets increased to 2.55% in from 2.44% in 2002. This dichotomy is caused by the significant improvement in the Company's net interest margin as a result of falling deposit rates outweighing the increase in overhead expenses and slower asset growth.

Salaries and benefits were higher in 2003 reflecting a higher level of employment at the Bank, including the hiring of new members of management and lenders. Professional fees increased in 2003 as we utilized outside consultants to assist with the OCC Agreement and enhance our Corporate governance program. We expect professional fees to decrease in 2004, but they will probably be higher than 2002 as a result of additional procedures that we and our auditors must perform in order to comply with the requirements of the Sarbanes-Oxley Act.

We expect noninterest expense to continue to increase in the future through controlled growth in employees and banking facilities. However, the ratio of noninterest expense to average assets should decline somewhat during 2004, as the Company should attain asset growth without a commensurate increase in noninterest expenses. As a result, the Company's efficiency ratio should continue to improve.

Regulatory Matters - On June 18, 2002, the Bank and its primary regulator, the Office of the Comptroller of the Currency, entered into an agreement to address certain issues identified during the OCC's examination of the Bank in January 2002. The Bank has implemented comprehensive strategic, capital and staffing plans and is working to comply with other requirements under the agreement. During the third quarter of 2003, in response to progress made by management under the terms of the OCC Agreement, the OCC modified the agreement. Previously, the Bank's average asset growth was restricted to no greater than 5% each calendar quarter. The modification removes the quarterly compliance requirement and implements an annual growth restriction of no greater than 22%.

About Ohio Legacy Corp.

Ohio Legacy Corp. is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers though three full-service banking locations in Canton, Millersburg and Wooster, Ohio.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and financial condition of Ohio Legacy Corp. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the Company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the Company's future results are set forth in the periodic reports and registration statements filed by the Company with the Securities and Exchange Commission.

                           OHIO LEGACY CORP
                      CONSOLIDATED BALANCE SHEETS
                   As of December 31, 2003 and 2002

 ------------------------------------------------------------------

                                            2003            2002
                                       ------------    ------------
 ASSETS

 Cash and due from banks               $  4,370,383    $  5,301,451
 Federal funds sold and
  interest-bearing deposits in
  financial institutions                  3,814,436      10,418,000
                                       ------------    ------------
 Cash and cash equivalents                8,184,819      15,719,451
 Securities available for sale           38,054,644      38,722,169
 Loans, net                             108,792,368      78,291,832
 Federal agency stock                     1,039,200         318,900
 Premises and equipment, net              2,036,544       2,185,108
 Other real estate owned                     70,000              --
 Accrued interest receivable and
  other assets                              984,904         911,871
                                       ------------    ------------
 Total assets                          $159,162,479    $136,149,331
                                       ============    ============

 LIABILITIES AND SHAREHOLDERS' EQUITY

 Deposits:
 Noninterest-bearing                   $  7,133,620    $  4,992,413
 Interest-bearing demand                  8,962,743       7,206,953
 Savings                                 39,667,717      39,886,817
 Certificates of deposit                 67,387,021      62,805,167
                                       ------------    ------------
 Total deposits                         123,151,101     114,891,350
 Other borrowed funds                            --         105,000
 Federal Home Loan Bank advances         14,759,314              --
 Subordinated debentures                  3,429,000       3,429,000
 Capital lease obligations                  976,643         983,439
 Accrued interest payable and
  other liabilities                         801,954       1,737,487
                                       ------------    ------------
 Total liabilities                      143,118,012     121,146,276

 SHAREHOLDERS' EQUITY

 Preferred stock, no par value,
  500,000 shares authorized, none
  outstanding                                   --              --
 Common stock, no par value,
  5,000,000 shares authorized and
  2,118,000 outstanding in 2003 and
  2,500,000 shares authorized and
  1,965,700 outstanding in 2002          17,701,955      16,546,465
 Accumulated deficit                     (1,555,585)     (2,164,585)
 Accumulated other comprehensive
  income                                   (101,903)        621,175
                                       ------------    ------------
 Total shareholders' equity              16,044,467      15,003,055
                                       ------------    ------------
 Total liabilities and
  shareholders' equity                 $159,162,479    $136,149,331
                                       ============    ============

                           OHIO LEGACY CORP
                 CONSOLIDATED STATEMENTS OF OPERATIONS
             For the year ended December 31, 2003 and 2002

 ----------------------------------------------------------------

                                            2003         2002
                                        -----------   -----------
 Interest income:
  Loans, including fees                 $ 6,329,906   $ 5,034,267
  Securities                              1,356,312     1,411,037
  Interest-bearing deposits,
   federal funds sold and other             110,447       127,209
                                        -----------   -----------
    Total interest income                 7,796,665     6,572,513

 Interest expense:
  Deposits                                3,150,085     3,476,439
  Federal Home Loan Bank advances            38,879            --
  Subordinated debentures and
   other borrowings                         284,360       219,427
  Interest on capital leases                153,339       131,884
                                        -----------   -----------
    Total interest expense                3,626,663     3,827,750
                                        -----------   -----------

 Net interest income                      4,170,002     2,744,763

 Provision for loan losses                  418,250       452,456
                                        -----------   -----------
 Net interest income after provision
  for loan losses                         3,751,752     2,292,307

 Noninterest income:
 Service charges and other fees             345,677       251,845
 Gains on sales of securities, net          112,908            --
 Other income                                 9,961         8,858
                                        -----------   -----------
 Total other income                         468,546       260,703

 Noninterest expense:
 Salaries and benefits                    1,605,764     1,149,196
 Occupancy and equipment                    571,389       483,451
 Professional fees                          330,188       234,382
 Franchise tax                              184,838        88,424
 Data processing                            326,025       233,199
 Marketing and advertising                  102,435        81,183
 Stationery and supplies                     81,592        85,979
 Other expenses                             409,067       247,757
                                        -----------   -----------
   Total noninterest expense              3,611,298     2,603,571
                                        -----------   -----------
 Net earnings (loss) before
  income taxes                              609,000       (50,561)
 Income tax expense (benefit)                    --            --
                                        -----------   -----------
 Net earnings (loss)                    $   609,000   $   (50,561)
                                        ===========   ===========
 Basic and diluted net
  earnings (loss) per share             $      0.29   $     (0.05)

 Average common and dilutive
  potential common shares outstanding     2,112,539       984,727

                           OHIO LEGACY CORP
                       QUARTERLY BALANCE SHEETS
                        (Dollars in thousands)

 --------------------------------------------------------------------

                                      2003                    2002
                     --------------------------------------  --------
                     Dec. 31   Sept. 30  June 30   March 31  Dec. 31
                     --------  --------  --------  --------  --------
 Cash and cash
  equivalents        $  8,185  $ 13,533  $ 15,865  $  8,349  $ 15,719
 Securities            38,055    29,972    35,543    40,562    38,722
 Loans                109,914   100,536    88,372    82,636    79,129
 Allowance for
  loan losses          (1,122)   (1,063)     (966)     (891)     (837)
 Premises and
  equipment, net        2,037     2,066     2,117     2,146     2,185
 Other assets           2,093     1,920     1,550     5,174     1,129
                     --------  --------  --------  --------  --------
   Total assets       159,162   146,964  $142,481  $137,976  $136,047
                     ========  ========  ========  ========  ========
 Noninterest-bearing
  demand             $  7,133  $  6,028  $  6,078  $  5,264  $  4,992

 Interest-bearing
  demand                8,963     8,622     7,862     6,537     7,207
 Savings               39,668    42,361    42,142    40,559    39,886
 Certificates of
  deposit              67,387    64,227    62,527    63,751    62,806
                     --------  --------  --------  --------  --------
   Total deposits     123,151   121,238   118,609   116,111   114,891
 Other borrowings      19,165     9,304     4,305     4,307     4,413
 Other liabilities        802       673     3,236     1,448     1,740
                     --------  --------  --------  --------  --------
   Total liabilities  143,118   131,215   126,150   121,866   121,044

 Shareholders'
  equity               16,044    15,749    16,331    16,110    15,003
                     --------  --------  --------  --------  --------
  Total liabilities
   and shareholders'
   equity            $159,162  $146,964  $142,481  $137,976  $136,047
                     ========  ========  ========  ========  ========

 LOAN PORTFOLIO:
 --------------
 Commercial          $ 12,699  $ 12,600  $ 12,924  $ 12,196  $ 10,206
 1-4 family
  residential          42,511    38,564    32,483    31,455    31,346
 Multifamily
  residential           8,121     6,255     6,464     6,383     6,732
 Commercial real
  estate               24,457    23,342    21,006    20,051    18,385
 Construction          11,791     8,990     5,949     4,675     4,636
 Consumer and
  home equity          10,511    10,952     9,677     8,022     7,926
 Net deferred loan
  fees                   (176)     (167)     (131)     (146)     (102)
                     --------  --------  --------  --------  --------
   Loans             $109,914  $100,536  $ 88,372  $ 82,636  $ 79,129
                     ========  ========  ========  ========  ========

 QUARTERLY AVERAGES:
 ------------------
 Fed funds and
  securities(1)      $ 36,135  $ 41,890  $ 46,243  $ 50,804  $ 40,816
 Loans                106,260    93,287    84,898    79,346    75,692
 Total interest-
  earning assets      142,395   135,177   131,141   130,150   116,508
 Total assets         148,516   142,019   139,038   137,793   124,255
 Total assets,
  year to date        141,946   139,617   138,109        --   112,138
 Interest-bearing
  deposits            115,275   113,942   111,936   111,305   107,062
 Other borrowings
  and leases           10,682     4,694     4,306     4,405     4,414
 Total interest-
  bearing liabilities 125,957   118,636   116,242   115,710   111,476
 Shareholders'
  equity               15,856    16,394    16,220    15,557     7,325
 Shareholders'
  equity, year to
  date                 16,007    16,057    15,667        --     6,998

 (1) Includes federal agency stock not classified in securities on the consolidated balance sheets and interest-earning deposits in financial institutions

                           OHIO LEGACY CORP
                  QUARTERLY STATEMENTS OF OPERATIONS
            (Dollars in thousands, except per share data)

 --------------------------------------------------------------------

                                       2003                     2002
                         ---------------------------------     ------
 For the three
 months ending          Dec. 31  Sept. 30 June 30  March 31   Dec. 31
                         ------   ------   ------   ------     ------

 Interest income         $2,071   $1,923   $1,905   $1,898     $1,800
 Interest expense          (898)    (881)    (897)    (951)      (973)
                         ------   ------   ------   ------     ------
 Net interest income      1,173    1,042    1,008      947        827
 Provision for loan
  losses                   (114)    (146)     (78)     (80)       (98)
 Noninterest income         102      134      105      127         73
 Noninterest expense       (973)    (905)    (875)    (858)      (731)
                         ------   ------   ------   ------     ------
 Net income              $  188   $  125   $  160   $  136     $   71
                         ======   ======   ======   ======     ======

 Income per share,
  diluted                $ 0.08   $ 0.06   $ 0.08   $ 0.07     $ 0.07
 Common and dilutive
  shares, avg             2,470    2,120    2,119    2,088      1,042

 SELECTED RATIOS:
                                                               ------
 Net interest margin (1)   3.28%    3.06%    3.09%    2.90%      2.84%
 Yield on interest-
  earning assets           5.77%    5.67%    5.85%    5.82%      6.18%
 Cost of funds             2.84%    2.95%    3.10%    3.29%      3.49%
 Interest rate
  spread (2)               2.93%    2.72%    2.75%    2.53%      2.69%
 Efficiency ratio (3)      76.0%    79.7%    79.8%    84.4%      81.2%
 Allowance as a percent
  of loans                 1.02%    1.06%    1.09%    1.07%      1.06%
 Net loans as a percent
  of deposits              88.3%    82.0%    73.7%    70.4%      68.1%
 Annualized net charge-
  offs to loans            0.21%    0.20%    0.01%    0.13%      0.00%
 Annualized noninterest
  income to average
  assets (4)               0.29%    0.26%    0.25%    0.20%      0.24%
 Annualized noninterest
  expense to average
  assets                   2.61%    2.54%    2.51%    2.49%      2.35%
 Annualized return on
  average assets           0.51%    0.35%    0.46%    0.39%      0.23%
 Annualized return on
  average equity           4.74%    3.05%    3.95%    3.50%      3.86%

 (1) Net interest income, annualized, divided by average
     interest-earning assets for the period

 (2) Difference between the yield on interest-earning assets and the cost of funds

 (3) Noninterest expense divided by net interest income and
     noninterest income, excluding gains on securities sales

 (4) Excludes gains on securities sales

CONTACT:  Ohio Legacy Corp.
          L. Dwight Douce, Chief Executive Officer and President
          Eric S. Nadeau, Chief Financial Officer and Treasurer
          (330) 263-1955
          http://www.ohiolegacyCorp.com